Exhibit (d)(3)

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, TN 38112

January 30, 2013

Georgia-Pacific LLC

133 Peachtree Street, N.E.

Atlanta, GA 30303

Attention: David G. Park

Dear Mr. Park:

Georgia-Pacific LLC (“Buyer”) has requested certain non-public information regarding Buckeye Technologies Inc. (the “Company”) and its subsidiaries (collectively, the “Companies”) in connection with a potential negotiated transaction (the “Transaction”) between Buyer and the Company. As a condition to furnishing such information to Buyer, the Company and Buyer agree to the following provisions:

1. Certain Definitions. As used in this letter agreement (this “Agreement”):

(a) “Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by or under common Control with such Person, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Evaluation Material” means any information or data concerning any of the Companies or any of their respective Affiliates, whether in oral, visual, written, electronic or other form, that is disclosed to Buyer or any of its Representatives before the date hereof, now or in the future by any of the Companies or any of their respective Representatives, together with all notes, memoranda, summaries, analyses, compilations and other writings relating thereto that are prepared by Buyer or any of its Representatives to the extent that they use, contain, reflect or are derived from or incorporate any such information or data. Notwithstanding the foregoing, “Evaluation Material” does not include any information or data that: (i) is or was independently developed by Buyer or any of its Representatives without reference to the Evaluation Material; (ii) is or becomes available to the public, other than as a result of disclosure by Buyer or any of its Representatives in breach of this Agreement; (iii) is or becomes available to Buyer or any of its Representatives on a non-confidential basis from a source other than any of the Companies or any of their respective Representatives, so long as Buyer or its Representatives, after reasonable inquiry, have no reason to believe that such source is bound by an obligation of confidentiality or secrecy to the Companies; or (iv) is in Buyer or its Representatives possession prior to the date of this Agreement.

(c) “Person” means any natural person, business, corporation, company, association, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, governmental authority or other legal entity.

(d) “Representatives” means, with respect to any Person, the Affiliates of such Person and any of such Person’s and its Affiliates respective directors, employees, managing members, general partners, attorneys, accountants, investment bankers, financial advisors, consultants and other advisors, together with any actual or potential sources of debt financing for such Person or its Affiliates.

2. Confidentiality, Use and Disclosure of Evaluation Material.

(a) Confidentiality and Use of Evaluation Material. Buyer agrees that Buyer and its Representatives shall (i) use the Evaluation Material solely for the purpose of evaluating, negotiating and consummating the Transaction; (ii) except as otherwise permitted by this Section 2 or Section 3(c), keep all Evaluation Material strictly confidential; and (iii) disclose Evaluation Material only to Representatives of Buyer to whom disclosure is needed to facilitate Buyer’s evaluation, negotiation and/or consummation of the Transaction. Before Buyer or any of its Representatives provides access to any Evaluation Material to any of its Representatives, Buyer agrees that it or one of its Representatives shall inform such Representative of the confidential nature of the Evaluation Material.

(b) Discussion Disclosure. Except for such disclosure as is necessary not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority or any applicable listing agreement (together, “Applicable Law”), Buyer and the Company each agrees that, without the prior written consent of the other party, neither it nor any of its Representatives shall: (i) make any disclosure to any other Person (other than such party’s Representatives to whom disclosure is needed to facilitate Buyer’s evaluation, negotiation and/or consummation of the Transaction) of (A) the fact that investigations, discussions or negotiations are taking or have taken place concerning the Transaction, (B) the existence or contents of this Agreement, (C) the fact that Buyer and/or any of its Representatives have requested or received Evaluation Material, conducted due diligence or attended management meetings or site visits with any of the Companies or any of their respective Representatives or are otherwise considering the Transaction or (D) any of the terms, conditions or facts relating to the Transaction, including the status thereof; or (ii) make any public statement concerning the Transaction (any disclosure or statement described in clauses (i) or (ii) being “Discussions Disclosure”). Notwithstanding the foregoing, the Company may disclose to other potential buyers that it is considering, investigating, discussing or negotiating a Transaction and the terms and conditions thereof but may not disclose the involvement therein of Buyer or its Representatives or any other information identifying the involvement of Buyer or its Representatives.

(c) Compulsory Disclosure. If Buyer or any of its Representatives is requested or required by interrogatories, requests for information from a governmental, regulatory or supervisory authority, subpoena or similar legal process to disclose any Evaluation Material or Discussions Disclosure, or Buyer believes that any Discussions Disclosure is required for Buyer or any of its Representatives not to be in violation of Applicable Law, Buyer shall provide the Company with prompt prior written notice thereof, to the extent not prohibited by Applicable Law, so that the Company may seek an appropriate protective order and/or, in the sole discretion of the Company, waive compliance by Buyer or its applicable Representatives with the applicable provisions of this Agreement. If, in the absence of such a protective order or waiver, Buyer or any of its Representatives is nonetheless legally compelled to disclose any Evaluation Material or Discussions Disclosure, then Buyer or such Representatives may, without liability under this Agreement, disclose only such portion of the Evaluation Material or make only such Discussions Disclosure (as applicable) as is legally required to be disclosed; provided that Buyer agrees to use (and to cause its applicable Representatives to use) reasonable efforts to obtain assurances that any such disclosed Evaluation Material and Discussions Disclosure will be afforded confidential treatment and the Company agrees to reimburse Buyer and any such Representatives for the reasonable and documented out-of-pocket expenses incurred in connection with such efforts to have such Evaluation Material or Discussions Disclosure (as applicable) afforded confidential treatment. In the event that Company determines to seek such protective order or other remedy, the Buyer and any such Representative of the Buyer will reasonably cooperate with the Company (at the Company’s expense) in seeking such protective order or other remedy.

(d) Disclosure Permitted to Defend Dispute. Notwithstanding the foregoing provisions of this Section 2, Buyer or any of its Representatives may disclose Evaluation Material or Discussions Disclosure to the extent necessary to defend any litigation claim or cause of action brought against Buyer or any of its Representatives by the Company relating to the Transaction; provided that Buyer agrees to use (and to cause its applicable Representatives to use) reasonable efforts to obtain assurances that any such disclosed Evaluation Material and Discussions Disclosure will be afforded confidential treatment and the Company agrees to reimburse Buyer and any such Representatives for the reasonable and documented out-of-pocket expenses incurred in connection with such efforts to have such Evaluation Material or Discussions Disclosure (as applicable) afforded confidential treatment.

3. Joint Bidding and Lock-ups.

(a) Buyer hereby represents and warrants that Buyer is not acting as a broker for or Representative of any other Person (other than its Affiliates) in connection with the Transaction, and is considering the Transaction only for its own account and for the account of its Affiliates. Except with the prior written consent of the Company, Buyer agrees that (i) it will not act as a joint bidder or co-bidder with any other Person with respect to the Transaction, other than its Affiliates, and (ii) neither Buyer nor any of its Representatives (acting on behalf of Buyer or its Affiliates) will enter into any discussions, negotiations, agreements, arrangements or understandings (whether written or oral) with any other Person regarding the Transaction, other than the Company and its Representatives and Buyer’s Representatives (to the extent permitted hereunder).

(b) Buyer hereby represents and warrants that neither it nor any of its Controlled Affiliates is party to any agreement, arrangement or understanding (whether written or oral) that would restrict the ability of any other Person to provide financing (debt, equity or otherwise) to any other Person specifically for the Transaction, and Buyer hereby agrees that (i) neither it nor any of its Controlled Affiliates will restrict the ability of any other Person to provide any such financing, and (ii) Buyer will direct its Affiliates (other than Controlled Affiliates) and Representatives not to restrict the ability of any other Person to provide any such financing.

(c) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Company, Buyer agrees that neither Buyer nor any of its Representatives will disclose any Evaluation Material or make any Discussions Disclosure to any actual or potential sources of financing (debt, equity or otherwise), other than bona fide third party institutional lenders who provide or are or may be engaged to provide debt financing to Buyer or its Affiliates.

4. Securities Law Restrictions. Buyer acknowledges that: (a) the Evaluation Material and information that, if disclosed, would constitute Discussions Disclosure may contain material non-public information concerning the Companies and their respective Affiliates; (b) Buyer is aware of the restrictions imposed by U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, on Persons in possession of material non-public information; and (c) Buyer will not (and Buyer will instruct its Representatives to not), directly or indirectly, use or allow any other Person to use, any Evaluation Material or information that, if disclosed, would constitute Discussions Disclosure in contravention of any U.S. federal or state securities laws. Nothing herein shall constitute an admission by either party that any Evaluation Material or other such information in fact contains material non-public information concerning the Companies or any of their respective Affiliates.

5. No Representations or Warranties. Buyer acknowledges and agrees that: (a) except as may be included in the Definitive Transaction Agreements, no representation or warranty, express or implied, is made by the Companies or any of their respective Representatives as to the accuracy or completeness of any of the Evaluation Material; and (b) Buyer shall be entitled to rely only on those representations and warranties that are expressly set forth in any definitive written agreements that is hereafter executed and delivered by both Buyer and the Company in connection with the Transaction (“Definitive Transaction Agreements”). Except as may be expressly set forth in Definitive Transaction Agreements, none of the Companies or any of their respective Representatives shall have any liability to Buyer or any of its Representatives on account of the use of any Evaluation Material by Buyer or any of its Representatives or any inaccuracy therein or omission therefrom. Unless and until Definitive Transaction Agreements are entered into, neither party nor any of its Representatives, by virtue of this Agreement or any other written or oral expression, will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement.

6. Destruction or Erasure of Evaluation Material. Promptly after receipt of the Company’s written request, Buyer agrees that Buyer and its Representatives shall destroy or erase all Evaluation Material (including any Evaluation Material held electronically) in the possession or control of Buyer or any of its Representatives, and Buyer shall certify such destruction or erasure to the Company; provided that (i) neither Buyer nor any of its Representatives shall be required to destroy or erase any electronic copy of any Evaluation Material that is created pursuant to such Person’s standard electronic backup and archival procedures if (x) personnel whose functions are not primarily information technology in nature do not have access to such retained copies and (y) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery) and (ii) Buyer and its Representatives may each retain one copy of any Evaluation Material to the extent required to defend or maintain any litigation relating to this Agreement or the Evaluation Material, or to comply with requirements of Applicable Law or established document retention policies. All such Evaluation Material retained in accordance with the foregoing proviso shall continue to be subject to Section 2 and Section 4.

7. Communications Regarding the Transaction. Buyer agrees that all communications by it or any of its Representatives concerning the Transaction and its due diligence investigation (including requests for additional Evaluation Material, meetings with management and site visits) shall be directed solely to Steven G. Dean, Executive Vice President and Chief Financial Officer, except as may otherwise by approved in advance and in writing by the Company. Buyer agrees that, except with the prior written consent of the Company, neither Buyer nor any of its Representatives will contact or communicate with any of the directors, officers, employees, customers, suppliers, distributors, licensees, licensors, clients and other business relations of any of the Companies regarding the Companies or the Transaction, in each case except to the extent such contacts and communications are (i) made in the ordinary course of business of Buyer or the applicable Representatives and are unrelated to the Transaction and the evaluation of the Transaction conducted by Buyer and its Representatives or (ii) approved in advance and in writing by the Company.

8. No Solicitation or Hiring. Buyer agrees that, except with the prior written consent of the Company, it will not, and it will not permit any of its Controlled Affiliates to, directly or indirectly, solicit for employment or hire any employees of the Companies with whom it initially comes into contact in connection with the Transaction for a period of 18 months after the date of this Agreement; provided that this Section 8 shall not restrict Buyer or any of its Controlled Affiliates from

(i) making any general solicitation for employment that is not specifically directed at any such Persons, (ii) soliciting any such Person who has left the employment of the Companies at least six months prior to such solicitation, (iii) hiring any Person that is referred by a third party agency through a general search not targeted at employees of the Companies or (iv) hiring any Person who directly submits an application for employment to Buyer or any of its Controlled Affiliates without any solicitation effort by Buyer or any of its Controlled Affiliates that would be a violation of this Section 8.

9. Standstill. Unless approved in advance in writing by the board of directors of the Company, Buyer agrees that neither Buyer nor any of its Representatives acting on behalf of or in concert with Buyer (or any of its Representatives) will, from the date hereof and for a period extending until 18 months after the date on which the Company last provides Evaluation Material under this Agreement, directly or indirectly:

(a) make any public announcement, proposal or offer with respect to (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving any of the Companies, (ii) any restructuring, recapitalization, liquidation or similar transaction involving any of the Companies, (iii) any acquisition of any of the Companies’ loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Companies’ loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this Agreement or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 9(a);

(b) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company.

(c) instigate, encourage or assist any third party (including forming a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) or (b) above;

(d) take any action which would reasonably be expected to require the Company or any of its Affiliates to make a public announcement regarding any of the actions set forth in clause (a) or (b) above; or

(e) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of any of the Companies or rights or options to acquire interests in any of the Companies’ loans, debt securities, equity securities or assets.

As of the date of this Agreement, neither the Buyer nor any of its Controlled Affiliates owns any loans, debt securities, equity securities or assets of any of the Companies or rights or options to acquire interests in any of the Companies’ loans, debt securities, voting securities or assets.

The foregoing restrictions shall not apply to any of Buyer’s Representatives effecting or recommending transactions in securities (A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner and (B) not at the direction or request of Buyer or any of its Affiliates. The Company acknowledges that certain of the Buyer’s Affiliates are engaged in trading activities in which such Affiliates may effect transactions in the securities of the Companies or other entities in the ordinary course of business. The Company hereby agrees that nothing in this Section 9 shall prohibit or restrict acquisitions in the aggregate of not more than 5% of the voting securities of the Company by such Affiliates in the ordinary course of their trading activities provided they occur without the use of or access to the Evaluation Material.

(f) Notwithstanding the foregoing provisions of this Section 9:

(i) Buyer and its Representatives may exercise voting rights pursuant to its ownership of any securities of the Companies at any regular or special meeting at which such other holders of the same class of securities are entitled to vote;

(ii) shall not restrict Buyer or any of its Representatives from making any proposal regarding a possible Transaction to management of the Company and its advisors or directly to the board of directors of the Company on a confidential basis if such proposal does not require the Company to make a public announcement regarding this Agreement, a possible Transaction or any of the matters described in this Section 9; provided, however, that, from and after the date on which the Company shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into an agreement with any Person (other than Buyer or its Affiliates) to effect or participate in a transaction of the type contemplated by clause (a) above, any such communications may be made to management of the Company and its advisors or directly to the board of directors of the Company without regard to whether to Company would or might be required to make a public announcement with respect thereto until such time as such Transaction closes or is terminated or abandoned by the parties thereto; and

(iii) Buyer and its Representatives may purchase goods or services of the Companies or submit proposals for the purchase or sale of goods or services to the Companies in the ordinary course of business.

10. Remedies. Each party agrees that money damages may not be a sufficient remedy for a breach or a threatened breach of this Agreement and that each party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each party agrees that it will not petition or otherwise attempt to require the posting of a bond or other security in connection with any attempt by any other party to seek such injunctive or other equitable relief. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. In the event of any legal proceedings relating to this Agreement, the reasonable costs and expenses incurred by the prevailing party and its Representatives in connection with such proceedings, including attorney fees and disbursements, shall be reimbursed by the non-prevailing party.

11. No Waiver of Privilege. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, none of the Companies waives or is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to Buyer or any of its Representatives.

12. Liability for Representatives. Buyer shall be liable for any breaches of this Agreement by any of its Representatives, except for breaches committed by any Representative that is party to either (a) a separate joinder agreement among such Representative, Buyer and the Company in the form set forth as Exhibit A hereto or (b) a separate mutually acceptable confidentiality agreement between such Representative and the Company with respect to the Evaluation Material.

13. Term. Except for Sections 6 (Destruction or Erasure of Evaluation Material) and 14(i) (Governing Law; Forum), which shall be binding in perpetuity or until the latest date permitted by Applicable Law, this Agreement shall expire upon the date that is two years after the date of this Agreement.

14. Miscellaneous.

(a) Entire Agreement. This Agreement contains the sole and entire agreement between the parties with respect to the matters set forth herein.

(b) Data Site Provision. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which Buyer or any of its Representatives is granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that its confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

(c) Competing Activities. Subject to Buyer’s compliance with its obligations with respect to the nondisclosure and use of the Evaluation Material, nothing in this Agreement shall prevent Buyer or any of its Representatives from evaluating a possible investment in and/or collaborating with, or entering into any transaction with (including an investment in), or monitoring, managing, maintaining or otherwise acting with respect to an investment in, any Person whose business is similar to or competitive with the business of the Companies. The Company acknowledges that Buyer and its Representatives conduct business with many Persons, some of which may engage in or pursue businesses and strategies that are similar to or competitive with those of the Companies. Although Buyer is subject to the obligations set forth in this Agreement, the occurrence or existence of such similar or competitive activities shall not by itself be cause for any action or allegation by the Company that Buyer or any of its Representatives has failed to observe any of the obligations set forth in this Agreement.

(d) Ownership of Evaluation Material; No License. All Evaluation Material prepared by or on behalf of the Companies is and shall remain property of the applicable Companies. Buyer acknowledges and agrees that none of the Companies nor any of their respective Representatives grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, mask work, database or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised or contained in any Evaluation Material prepared by or on behalf of the Companies.

(e) Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable. Any purchaser of the Company or all or substantially all of the assets of the Companies shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

(f) Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both Buyer and the Company.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair or affect the validity or enforceability of any other provision of this Agreement, unless the enforcement of such other provision in such circumstances would be inequitable.

(h) No Obligation To Complete a Transaction. This Agreement is not intended to, and does not, constitute an agreement or impose any obligation on either party to (i) consummate a Transaction, (ii) conduct or continue discussions or negotiations concerning a Transaction, (iii) enter into a joint venture or other business relationship of any kind or (iv) enter into or negotiate Definitive Transaction Agreements. Except with respect to the matters specifically set forth herein, neither party shall have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this Agreement or any other written or oral expression by the parties or their respective Representatives unless and until Definitive Transaction Agreements is executed and delivered. Buyer acknowledge that the Company reserves the right to (A) provide or not provide Evaluation Material to, and to request the destruction or erasure of Evaluation Material by, Buyer or any of its Representatives, (B) reject any proposals made by Buyer or any of its Representatives, (C) terminate discussions or negotiations with Buyer or any of its Representatives and (D) engage in discussions and/or negotiations, and to enter into any agreement, with any other Person, in each case in the Company’s sole discretion, without notice to Buyer or any of its Representatives, at any time and for any reason or no reason. Buyer shall not have any claim or cause of action against the Companies or any of their respective Representatives in respect of the foregoing, except as specifically set forth in any Definitive Transaction Agreement, if any, that is hereafter executed.

(i) Governing Law; Forum. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, any other court of the State of Delaware for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

(j) Waiver of Conflicts. Buyer hereby acknowledges that Dechert LLP (“Dechert”) represents the Company, and if for any reason Dechert’s representation of the Company in negotiations with Buyer would create a conflict of interest, because of Dechert’s representation of Buyer in other unrelated matters or otherwise, Buyer hereby waives any such conflict and agrees that Dechert may represent the Company in connection with the Transaction, including in any litigation that might result.

(k) Counterparts. This Agreement may be signed in any number of counterparts (including by fax or PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other party hereto.

If the foregoing correctly sets forth our agreement, please sign and return one copy of this Agreement to John B. Crowe, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

BUCKEYE TECHNOLOGIES INC.

By:	/s/ John B. Crowe
Name:	John B. Crowe
Title:	Chairman of the Board and Chief Executive Officer

Accepted and agreed to as of the date first written above:

GEORGIA-PACIFIC LLC

By:	/s/ David G. Park
Name:	David G. Park
Title:	Senior Vice President – Strategy and Business Development

Exhibit A

JOINDER AGREEMENT

[Date]

[Name of Representative]

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, TN 38112

Attention: John Crowe

Georgia-Pacific LLC

133 Peachtree Street, N.E.

Atlanta, GA 30303

Attention: David G. Park

Ladies and Gentlemen:

We refer to the attached confidentiality agreement dated January 30, 2013 (the “Confidentiality Agreement”) between Georgia-Pacific LLC (“Buyer”) and Buckeye Technologies Inc. (the “Company”). Capitalized terms used below that are defined in the Confidentiality Agreement are used with the meanings given such terms in the Confidentiality Agreement.

The undersigned is a Representative of Buyer (“Buyer’s Representative”). Buyer’s Representative hereby agrees, for the benefit of Buyer and the Company, to be bound on behalf of itself and its Representatives by the obligations with respect to Buyer’s Representatives contained in Sections 2, 3, 6, and 7 of the Confidentiality Agreement (the “Obligations”) as if it were a party thereto.

The parties hereto acknowledge and agree that the signing of this agreement (this “Agreement”) does not obligate any Person to enter into the Transaction or to provide financing for the Transaction. Buyer acknowledges and agrees that Buyer’s Representative shall not be restricted from being engaged or mandated by, or otherwise assisting or participating with, any other Person in any transaction that is similar to or competitive with the Transaction, but Buyer’s Representative must comply with the Obligations as provided herein. Additionally, nothing herein or in the Confidentiality Agreement shall prohibit Buyer’s Representative from disclosing to any third party who contacts Buyer’s Representative to act as a potential financing source with respect to a transaction that is similar to or competitive with the Transaction, the fact that it is working with another Person with respect to a transaction with the Company, so long as it keeps confidential the identity of Buyer and otherwise complies with the Obligations.

No failure or delay by Buyer or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Buyer’s Representative agrees that money damages may not be a sufficient remedy for a breach or a threatened breach of this Agreement and that Buyer and the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity. Such injunctive or other equitable relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each party agrees that it will not petition or otherwise attempt to require the posting of a bond or other security in connection with any attempt by any other party to seek such injunctive or other equitable relief.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, any other court of the State of Delaware for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

This Agreement may be signed in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by the other parties hereto.

[Signature page follows]

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If the foregoing correctly sets forth our agreement, please sign and return one copy of this Agreement to [CONTACT], whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

[BUYER’S REPRESENTATIVE]

By:
Name:
Title:

Accepted and agreed:

GEORGIA-PACIFIC LLC

By:
Name:
Title:

BUCKEYE TECHNOLOGIES INC.

By:
Name:
Title:

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